EXHIBIT 99.1

First State Financial Corporation Announces Third Quarter 2005 Earnings

SARASOTA, Fla., Oct. 25, 2005 (PRIMEZONE) -- First State Financial Corporation (Nasdaq:FSTF), holding company for First State Bank, today reported net income for the third quarter of 2005 of $964,000 versus $520,000 for the same period of 2004, an 85% increase.

In December 2004, the Company held its initial public offering, raising $26.9 million in new capital and issuing 2,446,625 shares. The issuance raised FSTF's weighted average common equivalent number of shares for the three months ended September 30, 2005 to 5,899,147. This resulted in diluted earnings per share for the quarter of 16 cents. Diluted earnings per share for the comparable period of 2004 was 15 cents based on weighted average common equivalent shares outstanding of 3,412,233.

Year to date the company has earned $2,615,000 in net income or 44 cents per share versus $1,438,000 or 43 cents per share at September 30, 2004.

The increase in net income for the third quarter of 2005 over the respective prior year period resulted primarily from an increase in net interest income from $2.3 million to $3.6 million, or 55%. This growth is attributed to the 43% growth in total loans at September 30, 2005 versus September 30, 2004 as well as growth in other earning assets. This increase in income was partially offset by an increase in non-interest expense from $1.6 million to $2.3 million related to the growth of the company.

Total loans increased 43% to $304.5 million at September 30, 2005 compared to $213.0 million at September 30, 2004. Our loan quality continues to improve resulting in an allowance for loan losses of 1.04% of the loan portfolio at September 30, 2005 versus 1.26% for September 30, 2004. According to the corporation's President and CEO, Corey Coughlin, "Our credit process has allowed us to produce quality loans in a timely and efficient manner and build on our relationship banking philosophy."

Total deposits increased 37% to $281.0 million at September 30, 2005 compared to $205.4 million at September 30, 2004.

Since December 31, 2004, First State's total assets have increase 22% to $335.2 million. Total loans increased 34% to $304.5 million and deposits increased 32% to $281.0 million. According to Mr. Coughlin, "Our balanced approach to both lending and deposit growth opportunities within our primary market has resulted in excellent growth without sacrificing profitability."

During the third quarter the Company declared and paid its third dividend of 5 cents per share. The dividend was declared on August 23, 2005 for shareholders of record on September 9th and paid on September 30th. On June 15, 2005, the Company declared its second dividend of 5 cents per share for holders of record on July 14, 2005, payable on July 29, 2005. The first dividend, declared on February 16, 2005 of 5 cents per share, was issued to shareholders of record on March 10, 2005. The dividend was paid on March 31, 2005.

First State Bank is a wholly owned subsidiary of First State Financial Corporation, headquartered in Sarasota, FL. First State Bank currently operates six offices, three in Sarasota County and three in Pinellas County.

Except for historical information contained herein, this news release contains comments or information that constitutes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which involve significant risks and uncertainties. Actual results may differ materially from the results discussed in the forward-looking statements.

                   First State Financial Corporation
          Unaudited Summary Consolidated Statements of Income
              (in thousands, except for per share data)

                                        For the            For the
                                  three months ended  nine months ended
                                     September 30,       September 30,
                                    2005      2004      2005      2004
                                  -------   -------   -------   -------
 Interest income                  $ 5,409   $ 3,518   $14,513   $10,026
 Interest expense                   1,854     1,222     4,972     3,560
 Net interest income                3,555     2,296     9,541     6,466
 Provision for loan loss              255       199       480       518
 Non-interest income                  541       379     1,539     1,132
 Non-interest expense               2,298     1,624     6,410     4,731
 Income before income tax expense   1,543       852     4,190     2,349
 Income tax expense                   579       332     1,575       911
 Net income                       $   964   $   520   $ 2,615   $ 1,438

 Basic earnings per share         $  0.16   $  0.15   $  0.44   $  0.43
 Diluted earnings per share       $  0.16   $  0.15   $  0.44   $  0.43

 Selected financial data (in thousands except for per share data)

                                          For the nine months ended
                                                 September 30,
                                             2005             2004
                                          ---------        ---------
 Average loans outstanding                $ 258,701        $ 194,362
 Average earning assets                   $ 289,383        $ 215,958
 Return on assets                              1.16%            0.85%
 Return on average equity                      8.13%           13.61%
 Net interest margin                           4.41%            4.00%

 Weighted average diluted shares          5,885,761        3,339,016

                                               At September 30,
                                            2005              2004
                                          ---------        ---------
 Book Value                               $    7.44        $    4.25
 End of period shares outstanding         5,863,265        3,399,040

 Net loan (charge-offs) / recoveries           ($27)           ($103)
 Non-accrual loans                        $     902        $     923
 Non-accrual loans as a % of total loans       0.30%            0.43%

CONTACT: First State Financial Corporation
         Corey J. Coughlin, President & CEO
         941-929-9000
         ccoughlin@firststatefl.com